Fiscal year first quarter net income is $25.5 million

Company Reports
Strong First Quarter

U.S. Premium Beef’s (USPB) financial results improved significantly in the first quarter of fiscal year 2010 as compared to the same period in the prior fiscal year. For the quarter, which ended November 28, 2009, USPB recorded a net income of $25.5 million compared to a net loss of $3.2 million, for the same period in the prior fiscal year, an improvement of approximately $28.7 million. The substantial improvement was primarily due to increased gross margins from sales of our beef products.

Although we experienced a significant increase in net income in the current fiscal year, our sales were lower in the current quarter due to a decrease in the average volume of cattle processed and a decrease in the average beef sales prices per head. The average sales prices per head decreased as the demand for beef products was not as strong as compared to the same period last year.

We believe improving global and domestic economic conditions should begin to support beef demand in 2010, however, the overall United States (U.S.) employment situation is expected to keep potential gains in the U.S. in check. Any sustained gains in beef prices will require a much more robust demand than the past twelve months. Global beef and beef by-product demand should continue to post modest year-on-year gains given the currency spreads to the U.S. dollar and improved overall economic conditions.

During calendar year 2010, fed cattle supplies are projected to decline again as the cattle industry continues to grapple with a slowing but ongoing herd liquidation. The competing protein situation is expected to improve on projected smaller 2010 pork production and a slight increase in broiler output.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables our company to generate more value from the cattle we harvest and provides more opportunities in the consumer marketplace.w

USPB Announces
Cash Distribution

USPB’s Board authorized a gross cash distribution of $14.21 per linked Class A and Class B unit for the fourth quarter of tax year 2009 (calendar year). This distribution is based on estimated taxable income for the fourth quarter and is being made at this time to assist unitholders who are making quarterly estimated tax payments. This distribution, and those that were made in the months of May, July, and October, 2009, are meant to enable unitholders to pay the tax on their share of U.S. Premium Beef’s taxable income which will be passed through to unitholders on their schedule K-1.w

Quality grade continues to generate largest grid premiums
Recipe For Marbling

By Brian Bertelsen, Director of Field Operations

Quality grade consistently generates the greatest premium on U.S. Premium Beef grids. Our producers have used their carcass data to improve the quality of their cattle. Yet, given the economic importance, many producers ask how they can further improve their results.

Below is a list of factors that have been shown to affect marbling. Please remember these factors pertain only to marbling. Many of these practices will also affect important things such as cost of gain. This is not meant to be a discussion for net profit. Instead, it is simply a review of factors for producers who still want, or need to increase marbling in their cattle.

1. Genetics determine the animal’s genetic potential. No animal can be better than its genetic potential. Yet, no animal ever reaches its true genetic potential due to environment and management limitations.

Heritability is the genetic measurement of the variation in phenotype (what is observed) that is due to genetics. Carcass traits are highly heritable, so selection pressure will result in changes in phenotype.

The value for marbling in the Angus breed is 0.45, which means genetics account for 45% of the variation in phenotype. However, that implies 55% is due to something else, primarily environment and management. The bottom line is that genetics are important, but the environment and the way the animal is managed have a very big effect on how close an animal will come to expressing its true genetic potential.

Selecting bulls with higher marbling Expected Progeny Differences (EPD) works and the results continue to increase as daughters of those bulls are retained and then bred again to high marbling EPD bulls for

…continued on page 2

Qualified Seedstock Suppliers
Schedule Winter/Spring Sales
The following U.S. Premium Beef Qualified Seedstock Suppliers (QSS) will conduct sales during February through April.  See USPB’s web page for links that detail sale times and locations.w

Cow Camp, Inc	February 26
Lyons Ranch	March 1
CB Farms	March 3
Thorstenson Gelbvieh & Angus	March 6
Bar Arrow Cattle Co	March 9
Spring Valley Ranch	March 9
Birk Genetics	March 13
Briarwood Farms	March 13, 14
Marshall & Fenner	March 19
Molitor Angus Ranch	March 20
Oleen Brothers	March 22
Rishel Angus	March 22
Larson Angus Ranch	March 24
Pelton Simmental/Red Angus	March 24
Gardiner Angus Ranch	April 3
Mogck & Sons Angus	April 9
Chair Rock Angus Spring Female Only	April 24
Heartland Simmental and Angus	April 24
In addition, the following USPB QSS members are selling bulls at private treaty during the winter and spring:
Blair Brothers Angus	Chair Rock Angus
Dalebanks Angus	Harms Plainview Ranch
McCurry Angus	Trumbull Genetics

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Recipe For Marbling...	continued from page 1

the second generation. Artificial Insemination (AI) with highly proven bulls with high accuracy EPD’s is the best way to make the most rapid improvement in marbling genetics. Using sons of those high accuracy sires is the next best approach. See USPB QSS breeders listed in this newsletter for your bull needs.

2. Continental and/or Brahman breed influence should be managed. It is true there is a great deal of variation within each breed. This means there are some Continental breed individuals that are better than some English breed individuals. However, when comparing breeds, there is still a significant difference between breed averages with English breeds having an advantage in marbling.

Another consideration is breed composition variation within a calf crop, or more importantly, within a feedlot pen. If you are going to crossbreed your cattle, feeding some 50% Continental steers together in the same pen with some 100% English heifers is a real challenge even with extensive sorting. Consider either crossing ALL cattle with the same breeds or use composite or F-1 bulls.

3. Temperament can also be used in selection and culling. The Tri-County Steer Futurity in Iowa and other reports have shown that docile cattle grade better than wild or excitable ones. Some research has even shown that one wild animal can limit the performance of its pen mates.

4. Shorten the calving season to create more uniform feeding groups. This should facilitate harvesting more cattle closer to their optimum body fatness of a Yield Grade 3. There will also be fewer cattle that “fill out a load” that are under or over fed. This is especially helpful in small herds.

University of Nebraska research found that calves born in the first 21 days of the calving season graded 10% greater USDA Choice and 15% greater upper 2/3 Choice (the marbling requirement for CAB) with 45 pounds more carcass weight resulting in significantly more valuable carcasses.

Estrus synchronization can allow more cows to be bred at the start of the breeding season. Coupled with AI, it can produce calves with more uniform age and superior genetics.

5. Manage cow nutrition. University of Nebraska research has demonstrated a fetal programming effect on calves during gestation, where supplementation of cows grazing winter range or cornstalks with just one pound per day of a 28% distillers based cube during the last trimester increased percent Choice by 23% and upper 2/3 Choice by 20% in steer calves at harvest. The nutrition of the cow this winter can profoundly affect the marbling of the unborn calf that will calve next spring and then harvest over a year later.

USPB Non-Conditional Unit Trade Report
	FY 2010 Trades	Most Recent Trades—Oct. 2009
# Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38

6. Start a calf’s immune system with colostrum. Health/ disease has a very profound effect on marbling. Start the calf off right with a healthy dose of colostrum to create “passive” immunity in the calf from its mom. The quality of colostrum can be affected by the cow’s health status so it is important to have your herd on a good health program.

Next month we will provide additional suggestions for how marbling can be improved at the ranch, backgrounding and feedlot levels. w

Did You Know...

✓Our Board of Directors lifted the suspension on trading linked Class A and Class B units. Persons interested in buying or selling units should call Tracy Thomas at 866-877-2525.

✓USPB producers are leasing delivery rights through our company at a near record pace. Please call our staff at 866-877-2525 if you have delivery rights you would like us to help you lease to other producers.

✓USPB will exhibit at the National Cattlemen’s Beef Association (NCBA) convention in San Antonio, TX, Jan. 27—30. We will be serving the Korean style barbecue, Yakiniku, that we served at our annual meeting, during the opening session on Wednesday. Stop by our booth if you attend NCBA. w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 12/06/09 to 1/02/10
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.57	64.27
Prime	2.55	3.50
CH & PR	71.15	79.92
CAB	18.26	26.70
BCP	11.69	13.36
Ungraded	2.66	1.34
Hard Bone	0.85	0.52
YG1	11.27	7.62
YG2	38.42	36.13
YG3	42.11	46.81
YG4	7.59	8.86
YG5	0.61	0.58
Light Weight	0.48	0.31
Heavy Weight	2.57	1.32
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$15.88	$27.51
Yield Benefit	$6.00	$16.87
Yield Grade	-$2.45	-$3.49
Out Weight	-$3.95	-$2.09
Steer/Heifer	$1.00	$0.96
ASV	$1.89	$7.17
Natural	$1.10	$3.15
Total Premium	$19.47	$50.08